UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2008

LCA-VISION INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27610 (Commission File Number)	11-2882328 (IRS Employer Identification No.)

7840 Montgomery Road, Cincinnati, Ohio		45236
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into Material Definitive Agreement.

On April 24, 2008, LCA-Vision Inc. (the “Company”) and PNC Equipment Finance, LLC (the “Lender”) entered into a loan and security agreement (the “Agreement”) for the purpose of financing the purchase of any personal property that will serve as secured collateral for each loan under the Agreement. All loans will be made at the Lender’s discretion.

On the same date, the Company borrowed approximately $19.2 million to finance the purchase of IntraLase vision correction systems. This loan will be paid by equal monthly installments over the 60 month term of the loan. Interest will accrue at a fixed rate of 4.96% per annum. The loan is subject to a prepayment penalty of 3%, 2%, 1% and .5% for repayment of the full amount outstanding in the first, second, third and fourth years of the term, respectively. Any delinquent payments will be subject to a 5% penalty, plus interest calculated at the then current prime rate announced by PNC Bank, National Association. Upon an event of default, the Lender may accelerate the loan making all outstanding amounts immediately due and payable or exercise rights to take possession of and sell the collateral.

The Company currently has two depository accounts with an affiliate of the Lender for vision centers in Pennsylvania that are provided on commercial terms and are subject to customary fees.

A copy of the Agreement is included as Exhibit 10.1, and is incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this report relating to the loan and security agreement is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Loan and Security Agreement between LCA-Vision Inc. and PNC Equipment Finance, LLC dated as of April 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

/s/ Charles G. Skidmore
Charles G. Skidmore
Assistant General Counsel

Date: April 30, 2008